                                    RANDGOLD

PROVISIONAL RESULTS AND WITHDRAWAL OF CAUTIONARY ANNOUNCEMENT

for the year ended 31 December 2003

               Increase in cash resources and elimination of debt
                                        o
   Foreign exchange losses now recognised in the income statement - decrease profits by R167 million

                                        o
                             Acquisition of 55,1% of
                             Free State Development
                       and Investment Corporation Limited
                                        o
   Randgold Resources Limited announces decision to develop the Loulo project in Mali

CONDENSED GROUP INCOME STATEMENTS
                                             Reviewed        Audited
                                           Year ended     Year ended
                                          31 December    31 December
R000                                             2003           2002
Revenue
Gold sales                                          -        404 064
Total cash costs                                    -       (154 599)
Cash operating costs                                -       (127 379)
Royalties                                           -        (27 220)
Profit from mining activities                       -        249 465
Dividends and interest received                 9 357          3 766
Interest expense                               (6 447)       (40 139)
Depreciation and amortisation                    (994)       (42 009)
Impairment of goodwill                        (24 398)             -
Foreign exchange (loss)/profit               (132 067)        56 401
Loss on financial instruments                       -        (13 034)
Rehabilitation provision                            -         (1 586)
Exploration and corporate expenditure         (27 972)       (63 121)
Profit on sale of portion of investment
in associate                                  241 429              -
Loss on sale of investments                   (34 151)        (1 493)
Other income/expenses                          14 987         (9 985)
Profit on ordinary activities before taxes,
equity income and minority interest            39 744        138 265
Taxation                                      (29 593)             -
Profit on ordinary activities before equity
income and minority interest                   10 151        138 265
Equity income from associate                  166 351        285 627
Minority interest                                 702        (38 594)
Net profit for the year                       177 204        385 298
Ordinary shares in issue (000s)                55 281         43 696
Earnings per share (cents)                        367            895
Fully diluted earnings per share (cents)          366            887
Headline (loss)/earnings per share (cents)        (12)           895
Fully diluted headline (loss)/earnings per
share (cents)                                     (12)           887
Reconciliation between earnings and headline earnings:
Earnings for the year                         177 204        385 298
Add back:
Profit on sale of portion of investment
in associate                                 (241 429)             -
Impairment of goodwill                         24 398              -
Tax effect of adjustments                      33 810              -
Headline (loss)/earnings for the year          (6 017)       385 298

CONDENSED GROUP BALANCE SHEETS
                                             Reviewed        Audited
                                          31 December    31 December
R000                                             2003           2002
ASSETS
Current assets
Cash and cash equivalents                      11 202         22 003
Receivables                                     3 466          6 219
Total current assets                           14 668         28 222
Property, mineral rights and
prospecting permits                            79 133         14 713
Investment in associate                       432 339        495 798
Investments                                   431 209        150 028
Other long-term assets                        200 871            159
Total assets                                1 158 220        688 920
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities
Accounts payable and accrued liabilities        6 736         89 291
Income and mining taxation                     39 170              -
Total current liabilities                      45 906         89 291
Long-term liabilities
Provision for post-retirement benefits         58 670         52 000
Total liabilities                             104 576        141 291
Shareholders' equity
Share capital                                     553            437
Share premium                                 614 120        292 929
Other reserves                                632 077        656 548
Accumulated losses                           (225 081)      (402 285)
Total shareholders' equity                  1 021 669        547 629
Outside shareholders' interest                 31 975              -
Total liabilities and equity                1 158 220        688 920

CONDENSED GROUP CASH FLOW STATEMENTS
                                             Reviewed        Audited
                                           Year ended     Year ended
                                          31 December    31 December
R000                                             2003           2002
Cash (utilised in)/provided by operations      (4 267)       106 681
Dividends and interest received                 8 198          2 822
Interest paid                                  (6 447)       (36 027)
Taxation paid                                  (3 029)             -
Net cash (utilised in)/provided by operations  (5 545)        73 476
Net cash from/(utilised in) investing
activities                                     93 459        (74 554)
Net cash utilised in financing activities     (98 715)       (98 991)
Net decrease in cash and cash equivalents     (10 801)      (100 069)
Cash and cash equivalents at beginning
of year                                        22 003        122 072
Cash and cash equivalents at end of year       11 202         22 003

NET FAIR ASSET VALUE (REVIEWED)
                                                 Price          Fair value
                                                   Per         31 December
                                      Shares     share  Percent       2003
DESCRIPTION                             held         R     held       R000
Listed investments
The Afrikander Lease Limited       7 300 000      3,25     3,46     23 724
Anglo American Platinum
Corporation Limited                  235 000     291,5     0,11     68 503
Durban Roodepoort
Deep, Limited                        500 000      20,6     0,23     10 300
Harmony Gold Mining
Company Limited                      315 000     108,5     0,12     34 178
JCI Limited                       55 867 389      0,78     2,67     43 577
Kelgran Limited                    2 321 115      0,11     2,47        255
Simmer and Jack
Mines Limited                     40 000 000      0,24    18,57      9 600
Western Areas Limited              4 042 500      41,5     3,84    167 764
Randgold Resources Limited        10 785 000    184,23    36,86  1 986 970
                                                                 2 344 871

Other assets                                                       339 760
Current assets                                                      14 668
Property, mineral rights and prospecting permits                    97 658
Afrikander Lease shares in Kabusha Mining and
Finance (Pty) Limited (75% of fair value)                           54 944
Other long-term assets (Group's holding)                           172 490
Liabilities                                                      (104 576)
Net assets                                                       2 580 055
Shares in issue (000)                                               55 281
NAV per share (cents)                                                4 667

CONDENSED STATEMENTS OF CHANGES IN EQUITY
                     Share      Share  Accumulated        Other
R000               capital    premium       losses     reserves     Total
Balance at
1 January 2002         417    271 576     (787 583)     679 662   164 072
Net profit for
the year                 -          -      385 298            -   385 298
Share options
exercised               20     21 353            -            -    21 373
Exchange difference
arising on translation
of foreign subsidiary    -          -            -     (179 221) (179 221)
Net dilution gain due
to share capital
movements in
subsidiary/associate     -          -            -       98 065    98 065
Listed investments -
marked to market         -          -            -       88 416    88 416
Movement on cash
flow hedges              -          -            -      (30 374)  (30 374)
Currency translation
differences
-  transfer from foreign
currency translation
reserve                  -          -            -      (28 328)  (28 328)
transfer to
distributable reserve    -          -            -       28 328    28 328
Balance at
31 December 2002       437    292 929     (402 285)     656 548   547 629
Net profit for the year  -          -      177 204            -   177 204
Share options exercised 13     16 706            -            -    16 719
Shares issued during
the year               103    304 485            -            -   304 588
Net dilution due to
share capital movements
in subsidiary/associate  -          -            -        5 041     5 041
Listed investments
- marked to market       -          -            -      (35 597)  (35 597)
Revaluation of investments
on acquisition
of subsidiary            -          -            -        3 590     3 590
Movement on cash
flow hedges              -          -            -        2 495     2 495
Balance at
31 December 2003       553    614 120     (225 081)     632 077 1 021 669

CONDENSED SEGMENTAL ANALYSIS
Geographical                Non-South
Segments                      African       South African
Business                         gold               Investments
Segments                       mining   Exploration & corporate
R000                       activities    activities  activities    Total
YEAR ENDED 31 DECEMBER 2003
Profit for the year
Gold sales                          -             -           -        -
Total cash cost                     -             -           -        -
Cash profit/(loss)                  -             -           -        -
Net dividends and interest          -          (167)      3 077    2 910
Depreciation and
Amortisation                        -           (63)       (931)    (994)
Impairment of goodwill              -             -     (24 398) (24 398)
Foreign exchange
differences                  (132 067)            -           - (132 067)
Loss on sale of investment          -             -     (34 151) (34 151)
Profit due to decrease
in holding in associate       241 237             -         192  241 429
Exploration and
corporate expenditure          (1 294)       (2 172)    (24 506) (27 972)
Other income/
(expenditure)                       -         3 481      11 506   14 987
Profit/(loss) before tax,
equity income and
minority interest             107 876         1 079     (69 211)  39 744
Equity income from
associate                     166 351             -           -  166 351
Minority interest                   -          (261)        963      702
Taxation                            -           (74)    (29 519) (29 593)
Net profit/(loss)             274 227           744     (97 767) 177 204
Capital expenditure                 -           225         215      440
Assets                        433 363           329     724 528 1 158 220
External liabilities                -             -     104 576   104 576

Geographical                Non-South
Segments                      African       South African
Business                         gold               Investments
Segments                       mining   Exploration & corporate
R000                       activities    activities  activities    Total
YEAR ENDED 31 DECEMBER 2002
Profit for the year
Gold sales                    404 064             -           -  404 064
Total cash cost              (143 315)            -     (11 284)(154 599)
Cash profit/(loss)            260 749             -     (11 284) 249 465
Net dividends
and interest                  (21 967)            -     (14 406) (36 373)
Depreciation and
amortisation                  (41 947)            -         (62) (42 009)
Foreign exchange
differences                   (13 034)            -           -  (13 034)
Loss on financial
instruments                         -             -      56 401   56 401
Loss on sale
of investments                      -             -      (1 493)  (1 493)
Exploration and
corporate expenditure         (63 121)            -           -  (63 121)
Other expenditure/
(income)                      (19 877)       (1 141)      9 447  (11 571)
Profit/(loss) before tax,
equity income and
minority interest             100 803        (1 141)     38 603  138 265
Equity income from
associate                     285 627             -           -  285 627
Minority interest             (38 594)            -           -  (38 594)
Taxation                            -             -           -        -
Net profit/(loss) for
the year                      347 836        (1 141)     38 603   385 298
Capital expenditure           167 503             -         245   167 748
Assets                      1 414 467             -     132 895 1 547 362
External liabilities        1 307 316             -     176 714 1 484 030

COMMENTS

The Group disposed of 2,5 million of its shares in Randgold Resources Limited
("Randgold Resources") during the year to repay all of its loans, including R32 million to Consolidated Mining Management Services Limited and the balance of a
R40 million loan to ABSA, and to improve cash resources. The Group's interest in
Randgold Resources is at present 37%.

In December 2003, Randgold & Exploration acquired 55,1% in Free State
Development and Investment Corportion Limited ("FSD") for the issue of 1,5 million new Randgold & Exploration shares. This transaction has enhanced the mineral rights portfolio of the Group.

Minrico Limited ("Minrico") continues its search for suitable partners to develop its mineral portfolio. As reported previously, Minrico has two platinum joint ventures, one with Pan Palladium in the northern Bushveld and the other with Eurasia plc on Doornbosch in the eastern Bushveld. Minrico is also negotiating a joint venture to explore a part of its diamond portfolio as well as considering dimension stone and other base mineral opportunities.

WITHDRAWAL OF CAUTIONARY ANNOUNCEMENT

Shareholders are referred to the cautionary announcement that accompanied the recent trading update published on 26 March 2004. With the publication of these results, the cautionary announcement is hereby withdrawn.

FINANCIAL REVIEW

The provisional results for the year ended 31 December 2003 have been prepared in terms of the South African Statements of Generally Accepted Accounting
Practice, including accounting standard AC 127, "Interim Financial Reporting", and in accordance with the Group's accounting policies which are consistent with those used in the audited financial statements for the year ended 31 December
2002.

The provisional results have been reviewed by our auditors,
PricewaterhouseCoopers Inc., and a copy of their unmodified review report on the condensed financial statements contained in this provisional report is available for inspection at the Company's registered office.

The consolidated results reflect a net profit of R177 million for the year ended
31 December 2003, which is a decrease of 54% from the net profit of R385 million for the previous year. Earnings per share for the year ending 31 December 2003 were R3,67 (2002: R8,95).

Randgold & Exploration's investment in Randgold Resources (Holdings) Limited
("RRH") was previously treated as an investment in a foreign entity. As at the commencement of the current reporting period, RRH has been viewed as integral to the operations of Randgold & Exploration and therefore the classification has changed to an integral foreign operation.

RRH is the vehicle through which Randgold & Exploration holds its equity stake in Randgold Resources. Previously, RRH operated independently, but due to the nature of its operations and the manner in which these are now financed, its operations are now considered to be integral to those of Randgold & Exploration.

As a result of the change in classification the financial impact on shareholders equity amounted to R167 million, which largely contributed to the 54% decrease in net profit from the previous year.

With the available opportunities to expand and to pursue potential acquisitions, the directors have decided not to declare a dividend at this time.

PROSPECTS

Randgold & Exploration has agreed to support the proposed share offers of The
Afrikander Lease Limited ("Afrikander Lease"), which, if fully concluded, will result in Randgold & Exploration becoming a substantial shareholder in
Afrikander Lease. In terms of this agreement, Randgold & Exploration will:

o For a total consideration of R82,5 million, subscribe for 24 million
Afrikander Lease shares ("the initial subscription"), and receive a 3-year
American option to subscribe for a further 24 million Afrikander Lease shares at
R5 each.

o After a period of 18 months from the initial subscription, be entitled, at a further consideration of R88,5 million, to subscribe for a second tranche of 24 million Afrikander Lease shares and receive another 3-year American option to subscribe for a further 24 million Afrikander Lease shares at R5 each.

o Provide a R15 million short-term facility available to Afrikander Lease which, if drawn, will be repayable in Afrikander Lease shares or in cash.

In addition, Randgold & Exploration has agreed to underwrite a proposed R100 million rights offer by Afrikander Lease.

Randgold Resources has recently announced the go-ahead for the development of its Loulo project in Mali. The first gold production is forecast for July 2005.

The Group continues to pursue new opportunities for growth in terms of its stated intention of becoming an active mining corporation. For and on behalf of the board

RB Kebble                         HC Buitendag
Chief Executive Officer           Financial Director
Johannesburg                      30 March 2004

Randgold & Exploration Company Limited ("Randgold & Exploration")
Reg No 1992/005642/06   Share code RNG   ISIN number ZAE000008819
Nasdaq trading symbol RANGY

Registered office 28 Harrison Street  Johannesburg 2001
PO Box 11165  Johannesburg 2000  Republic of South Africa
Tel +27 (11) 688 5011  Fax +27 (11) 834 5086

South African Transfer Secretaries Computershare Limited 70 Marshall Street
Johannesburg 2001 PO Box 61051 Marshalltown 2107 Republic of South Africa Tel
+27 (11) 370 5000 Fax +27 (11) 834 2446

United States Depository American Depository Receipts The Bank of New York
Shareholder Relations Department 101 Barclay Street New York NY 10286 Tel +91
212 815 3326 Fax +91 212 571 3050

Investor relations For further information contact George Poole on Tel +27 (11)
688 5012 Fax +27 (11) 836 3757 e-mail gpoole@jci.co.za Website
www.randgold.co.za